                 THE CLARIDGE HOTEL AND CASINO CORPORATION
                     INDIANA AVENUE AND THE BOARDWALK
                     ATLANTIC CITY, NEW JERSEY  08401
                              (609) 340-3400

                           ---------------------

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               JUNE 5, 1995

                           ---------------------

     The regular annual meeting of the shareholders of The Claridge Hotel and Casino Corporation will be held on Monday, June 5, 1995, at 10:00 a.m., local time, at the Claridge Hotel and Casino, Indiana Avenue and the Boardwalk, Atlantic City, New Jersey, for the following purposes and to transact such other business as may properly be brought before the meeting:

          (A) To elect nine Directors to the Board of Directors.

          (B) To approve the appointment by the Corporation's Board of Directors of KPMG Peat Marwick LLP, independent certified public accountants, as auditors for the year 1995.

     The Board of Directors has fixed the close of business on April 21, 1995, as the record date for the Annual Meeting to determine the shareholders entitled to notice of and to vote at the meeting and any adjournments thereof.


     PLEASE FILL IN, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY.


                                             By Order of the Board of Directors



                                             Frank A. Bellis, Jr.
                                             Secretary

April 28, 1995

                 THE CLARIDGE HOTEL AND CASINO CORPORATION
                     INDIANA AVENUE AND THE BOARDWALK
                     ATLANTIC CITY, NEW JERSEY  08401

                          -----------------------

                              PROXY STATEMENT
                          -----------------------

                                                             April 28, 1995

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Claridge Hotel and Casino Corporation (the "Corporation") of proxies for use at the Corporation's annual meeting of shareholders to be held on June 5, 1995.

     Any shareholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Corporation, execution of a subsequent proxy, or attendance at the annual meeting and voting in person. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the meeting or any adjournment thereof.

     The cost of soliciting proxies will be borne by the Corporation. In addition to solicitation by mail, officers and employees of the Corporation may solicit proxies by telephone or in person.

     The Corporation's Annual Report on Form 10-K was mailed to each shareholder on or about April 10, 1995. This Proxy Statement and form of Proxy were first mailed to shareholders on or about April 28, 1995.

     ITEM A.  ELECTION OF DIRECTORS

     Nine Directors are to be elected at the annual meeting to serve terms of one year and until their respective successors have been elected. The nominees for Director, all of whom are now serving as Directors of the Corporation with the exception of Donald G. Drapkin and Ned P. DeWitt, are listed below, together with biographical information. Both Mr. Drapkin and Mr. DeWitt were nominated to serve on the Corporation's Board of Directors at the December 5, 1994, Board of Directors meeting. Their participation as Directors is pending New Jersey Casino Control Commission (the "Commission") approval and election by the shareholders. If the Commission does not approve Mr. Drapkin and Mr. DeWitt, the Board will seek to appoint other candidates. All of the Directors also serve as Directors of The Claridge at Park Place, Incorporated ("New Claridge") and Claridge Gaming Incorporated, wholly-owned subsidiaries of the Corporation. Claridge Gaming Incorporated, was formed on March 16, 1994, for the purpose of exploring and developing gaming opportunities in other jurisdictions.

     David W. Brenner, age 59. Mr. Brenner has served as a member of the Board of Directors of the Corporation since February, 1991, and became Chairman of the Board of Directors in August, 1993. He served as President of the Philadelphia Sports Congress from January, 1987, to June, 1994. Mr. Brenner served as Chairman of the Hospital and Higher Education Facilities Authority of Philadelphia from January, 1986, to June, 1992. He also served as Director of Commerce of the City of Philadelphia from January, 1984, to September, 1986, and as Director of Finance of the City of Philadelphia from April, 1991, to January, 1992. He was with the accounting firm of Arthur Young & Company from 1957 to September, 1983. He was managing partner of the Philadelphia office of Arthur Young from November, 1969, until March, 1980.

     Robert M. Renneisen, age 48. Mr. Renneisen has served as President of the Corporation since June, 1992, and as Chief Executive Officer of the Corporation and New Claridge since July, 1993. From June, 1994, to present, Mr. Renneisen has also served as Vice Chairman of New Claridge. Mr. Renneisen was Executive Vice President of the Corporation from June, 1991, to June, 1992. He served as President of New Claridge from January, 1991, to June, 1994. He was Chief Operating Officer of New Claridge from January, 1991, to July, 1993. Mr. Renneisen was Executive Vice President of New Claridge, responsible for marketing and later casino operations from February, 1988, to January, 1991. Prior to joining New Claridge, Mr. Renneisen served from January, 1987, to December, 1987, as Vice President of Marketing of Treasure Island Hotel and Casino in St. Maarten. From June, 1986, to May, 1987, he served as President of Renneisen, Kincade & Associates, Incorporated, of Las Vegas, Nevada, a marketing consulting firm. From February, 1985, to March, 1986, he was Senior Vice President of Marketing at Caesars Palace, Las Vegas. He was Vice President of Marketing of the Tropicana Hotel and Casino in Atlantic City from May, 1982, to August, 1984.

     Shannon L. Bybee, age 56. Mr. Bybee has served as a member of the Board of Directors of the Corporation since July, 1988. He currently is Associate Professor for Gaming Management, Law & Regulation, at University of Nevada Las Vegas, where he occupies the Michael D. Rose Distinguished Chair in Gaming, a position he has held since August, 1994. From July, 1993, to August, 1994, he was President and Chief Operating Officer for United Gaming, Incorporated. Mr. Bybee was the Corporation's Chairman of the Board from November, 1988, to July, 1993, and from August, 1988, to October, 1988. In June, 1989, Mr. Bybee was appointed to serve as the Chief Executive Officer of the Corporation and New Claridge, a position held through July, 1993. From 1983 to 1987, he was Senior Vice President of Golden Nugget, Incorporated, which operated the Golden Nugget Casino Hotel in Atlantic City. From 1981 to 1983, Mr. Bybee was President of GNAC Corporation, which operated the Golden Nugget Casino Hotel in Atlantic City.

     James W. O'Brien, age 59. Mr. O'Brien has served as a member of the Board of Directors of the Corporation since June, 1988. Mr. O'Brien has also served as President and Chief Operating Officer of New Claridge since June, 1994. Mr. O'Brien was the Corporation's Acting Chairman of the Board from October 20, 1988, to November 22, 1988. Mr. O'Brien served as Vice President of Human Resources of Genesco, Incorporated, of Nashville, Tennessee, from July, 1987, to August, 1993. He was Vice President of Human Resources of Southwest Forest Industries of Phoenix, Arizona, from February, 1986, to May, 1987. He was President of Del E. Webb Hotel Group from April, 1982, to January, 1986, and was Chief Executive Officer and a Director of the Corporation from October, 1983, to January, 1986.

     Mark H. Sayers, age 45. Mr. Sayers has served as a member of the Board of Directors since February, 1990. Mr. Sayers has served as Vice President of EMES Management Corporation, a real estate management and development company, of New York, New York, since February, 1976.

     A. Bruce Crawley, age 49. Mr. Crawley has served as a member of the Board of Directors of the Corporation since March, 1995. He has served as President and Chief Executive Officer of Crawley, Haskins & Rodgers, Philadelphia, Pennsylvania, an independent public relations and advertising firm, since 1989. Mr. Crawley held various management positions with First Pennsylvania Bank Corporation from 1967 to 1989, including Senior Vice President and Director of Public and Investor Relations from 1985 to 1989.

     James M. Montgomery, age 55. Mr. Montgomery has served as a member of the Board of Directors of the Corporation since March, 1995. Since 1978, he has served as President of Houze, Shourds, and Montgomery, Incorporated, a management consulting firm located in Long Beach, California. Prior to 1978, Mr. Montgomery held various managerial positions with Rohr Industries, Incorporated, and Rockwell International.

     Donald G. Drapkin, age 45. Mr. Drapkin has been Vice Chairman of McAndrews & Forbes Holdings, Incorporated, from March, 1987, to present. From 1979 to 1987, Mr. Drapkin was a partner with the law firm of Skadden, Arps, Slate, Meagher & Flom.

     Ned P. DeWitt, age 55. Mr. DeWitt has served as President, Chief Executive Officer, and a member of the Board of Directors of LBE Technologies, Incorporated, in Saratoga, California, from November, 1994, to present. From November, 1993, to August, 1994, he served as President of SEGA Enterprises
(USA) in Redwood City, California. Mr. DeWitt also served as President of the Entertainment Group of Madison Square Garden from July, 1990, to August, 1991, and as President of Source Service Group of Irving, Texas, from December, 1986, to April, 1989.

Additional Information Concerning Board of Directors

     Compensation of Directors - Directors who are not employees of the Corporation or New Claridge receive an annual retainer of $20,000 and a fee of $1,200 for each meeting of the Board of Directors and $1,000 for each Committee meeting attended. David W. Brenner, Chairman of the Corporation's Board of Directors receives an annual retainer of $60,000.

     Audit Committee - The Audit Committee consists of five Directors who are not employees of the Corporation. It is the responsibility of the Audit Committee to review with the Corporation's independent auditors the Corporation's financial statements and the scope and results of the annual audit, to monitor the internal accounting controls and practices of the Corporation, to review the Annual Report to shareholders, and to recommend the appointment, subject to shareholder approval, of independent auditors. The Committee met three times in 1994. Members of the Committee are Shannon L. Bybee, Chairman, Mark H. Sayers, A. Bruce Crawley, James M. Montgomery, and David W. Brenner as an Ex-Officio member.

     Human Resources and Compensation Committee - The Human Resources and Compensation Committee consists of five Directors. It is the responsibility of the Human Resources and Compensation Committee to evaluate the compensation of Senior Executives of New Claridge. The Committee met five times in 1994. Members of the Committee are David W. Brenner, Chairman, Mark H. Sayers, Shannon L. Bybee, A. Bruce Crawley, and James M. Montgomery.

     Finance Committee - The Finance Committee consists of three members. It is the responsibility of the Finance Committee to work with outside counsel, Rogers & Wells, to develop a set of defined specifications for recapitalizing the Corporation. The Committee met three times during 1994. Members of the Finance Committee are Mark H. Sayers, Chairman, Shannon L. Bybee, and David W. Brenner as an Ex-Officio member.

     Executive Committee - The Executive Committee, a committee of Claridge Gaming Incorporated, consists of three Directors. It is the responsibility of the Executive Committee to assist management in the evaluation of new gaming projects. The Committee met once in 1994. Members of the Executive Committee are David W. Brenner, Chairman, Mark H. Sayers, and Shannon L. Bybee.

     Attendance at Meetings - During 1994, there were five regular meetings of the Board of Directors and three telephonic meetings. All of the Directors attended 100% of the meetings of the Board of Directors and any Committee of which he or she was a member occurring in 1994.

     ITEM B.  APPROVAL OF AUDITORS

     Subject to the approval of the shareholders, the Board of Directors of the Corporation has appointed KPMG Peat Marwick LLP, independent certified public accountants, to audit the annual consolidated financial statements of the Corporation and its subsidiaries, New Claridge, and Claridge Gaming Incorporated for 1995. The shareholders will be asked at the meeting to approve the appointment. The firm of KPMG Peat Marwick LLP has audited the accounts of the Corporation since 1983. A representative of KPMG Peat Marwick LLP will be present at the meeting to make a statement, if such representative so desires, and to respond to shareholders' questions.

                    COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning the cash compensation paid by New Claridge, the wholly-owned subsidiary of the Corporation, for services rendered during the last three calendar years to the Chief Executive Officer and the four most highly compensated executive officers of New Claridge whose aggregate remuneration exceeded $100,000 during 1994.

                                                                               LONG-TERM
                                                                              COMPENSATION
                                    ANNUAL COMPENSATION        OTHER ANNUAL    AWARDS (1)      OTHER
                              ----------------------------     COMPENSATION    RESTRICTED    COMPENSATION
NAME AND POSITION             YEAR      SALARY       BONUS          (2)         STOCK            (3)
- -----------------             ----      ------       -----          ---         -----            ---
Robert M. Renneisen           1994      $302,404    $    -         $3,954       13,696        $ 42,061
Vice Chairman/Chief           1993       246,154     123,077        4,047          -              -
Executive Officer of          1992       217,693      80,000        2,369       60,266            -
New Claridge

Albert T. Britton             1994       166,154         -          3,750        3,653          16,309
Executive Vice President/     1993       150,000      45,000        3,375           -             -
General Manager of            1992       126,548      30,878        2,531           -             -
New Claridge

Raymond A. Spera              1994       161,731       6,500        3,750        3,653          16,309
Executive Vice President of   1993       150,000      50,000        3,375           -            9,519
Finance/Corporate Develop-    1992       124,625      30,409        2,492       32,873             -
ment of New Claridge

Peter F. Tiano                1994       147,692          -         3,668        3,653          35,490
Executive Vice President      1993       130,000      39,000        2,925           -            6,750
of Operations of              1992       123,558      30,148        1,890       32,873             -
New Claridge

John T. Arnold                1994       126,039          -         3,000        8,218             -
Vice President of             1993       116,816      12,382        2,624           -              -
Casino Operations of          1992       112,174      13,685        2,244           -              -
New Claridge

- -----------------------
(1) Number of shares awarded under the Long-Term Management Incentive Plan described under "Management - Compensation Plans." The shares are subject to vesting provisions under the Plan. 25% of the shares awarded under the Plan have vested. The Corporation does not believe the shares have any value.

(2) Amounts reported in this column were paid pursuant to the Retirement Savings Plan of New Claridge described under "Management - Compensation Plans."

(3) Amounts reported in this column for 1994 represent amounts accrued with respect to the Corporation's future liability pursuant to the Corporation's Supplemental Executive Retirement Plan. The amounts included in this column for Mr. Spera and Mr. Tiano with respect to 1993 represent compensation received for certain vacation time previously earned and accrued but not taken. The amounts paid were determined at a discounted rate.

     New Claridge is a party to an employment agreement with Robert M. Renneisen dated February 6, 1995, which is effective from January 1, 1994. The agreement is for a term of three years and may be renewed and extended for consecutive one-year renewal terms upon specific action by the Board of Directors. The annual base salary under the agreement is $300,000. New Claridge's Board of Directors may, from time to time, in their sole discretion, increase the base annual salary. In the event that Mr. Renneisen is terminated without cause (as defined), he is entitled to receive a termination payment in an amount equal to 125% of his current base annual salary.

     New Claridge is also a party to employment agreements with Albert T. Britton, Raymond A. Spera, and Peter F. Tiano, each dated February 6, 1995, and effective from January 1, 1994. Each agreement is for a term of three years and may be renewed and extended for consecutive one-year renewal terms upon specific action by the Board of Directors. New Claridge's Board of Directors may, from time to time, in their sole discretion, increase the base annual salary. The annual base salaries for Messrs. Britton, Spera, and Tiano under the agreements are $171,600, $166,400, and $166,400 respectively, payable in weekly installments. In the event that any of Messrs. Britton, Spera, or Tiano is terminated without cause (as defined), each is entitled to receive a termination payment in an amount equal to 125% of current base annual salary.


                            COMPENSATION PLANS

     The following plans are available to officers of New Claridge.

          a. Senior Officer Medical Plan. New Claridge maintains a senior officer medical plan under which eligibility is limited to officers and certain employees of New Claridge. The plan covers medical expenses of the participant (up to a maximum of $7,500 per year) not paid by New Claridge's medical reimbursement plan, which is available to all employees not covered by collective bargaining agreements.

          b. Retirement Savings Plan. New Claridge employees participate in a profit-sharing plan named the "Retirement Savings Plan." This plan is intended to be qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. Under the Retirement Savings Plan, for up to the first 5% of an employee's salary which is contributed at the direction of the employee from amounts he or she would otherwise have received as current compensation, New Claridge contributed an amount equal to 50% of the employee's contribution in 1994 and will contribute 50% in 1995. Employees could contribute a maximum of 15% of their base salary but not in excess of $9,240 for 1994 and may contribute up to $9,240 in 1995. An employee's account may be paid out, at the employee's election, in one cash payment or in installment payments over a ten-year period.

          c. Incentive Compensation Plan. Under New Claridge's 1994 Incentive Compensation Plan, key management personnel were eligible to receive bonuses expressed as a percentage of base salary, depending upon the achievement of specific financial objectives which were established at the beginning of the plan year. New Claridge reserves the right to not pay bonuses to participants if operating earnings do not meet minimum requirements. For the year ended December 31, 1994, no bonuses were awarded under this plan because New Claridge failed to achieve the financial objectives for 1994.

          Mr. Renneisen was eligible for an incentive bonus up to 50% of his 1994 salary. The incentive bonus is based on performance and is issued at the sole discretion of the outside members of the Board of Directors of the Corporation and New Claridge. For 1994, Mr. Renneisen was not awarded any such bonus.

          Mr. Spera was awarded a discretionary bonus for 1994 of $6,500.

          d. Long-Term Management Incentive Plan. In February, 1992, the Corporation's Board of Directors adopted a Long-Term Management Incentive Plan (the "Plan") in which certain key employees of the Corporation and/or New Claridge participate. The Plan provides for the grant of the 273,938 shares of the Corporation's Class A Stock, which were held as treasury shares of the Corporation ("Treasury Shares"), and for the issuance of 100 Equity Units. The aggregate value of the 100 Equity Units is equal to 5.41 percent of certain amounts, generally equal to the equity of the Claridge entities, as further defined in the Plan. Specified portions of the awarded Treasury Shares and Equity Units held by participants vest upon the attainment of specific goals as described in the Plan. The Treasury Shares and Equity Units fully vest upon a further restructuring or a change in control as defined in the Plan. Payment with respect to the Equity Units will only be made (a) upon the occurrence of a transaction in which substantially all of the assets and business operations of the Claridge entities are transferred to one or more entities in a merger, sale of assets, or other acquisition-type transaction, (b) upon termination of employment of any participant in the Plan within one year after any change of control of the Corporation occurs, as defined in the Plan, or (c) if the Corporation pays dividends to its stockholders, if the Partnership makes distributions to its partners, or if the Corporation or the Partnership makes certain distributions under the Restructuring Agreement. A participant is entitled to vote all awarded Treasury Shares whether or not such shares are vested.

          Upon his resignation in July, 1993, Mr. Bybee forfeited units and shares of the Corporation's Class A Stock. These units and shares of stock were awarded to key management employees in 1994.

          e. Supplemental Executive Retirement Plan. In February, 1995, New Claridge adopted a Supplemental Executive Retirement Plan (the "SERP") to provide extra and additional retirement income security benefits to certain key management employees as an inducement for outstanding future services. The SERP is an unfunded supplemental retirement plan. Participants under the SERP are entitled to annual payments for a period of fifteen years commencing on the later of the Participant's termination from service with New Claridge or his or her early retirement date (as defined in the SERP) in an amount equal to the unit value assigned to that Participant times the number of full years of service of the Participant after January 1, 1994. The SERP provides for commencement of payments on an earlier date in the event of the disability of Participant or death of the Participant (in which case payments would be made to a survivor). In addition, the SERP provides for forfeiture of benefits if a Participant fails to comply with the noncompetition or nondisclosure provisions set forth in his or her employment agreement with the Company or assumes a position within the gaming industry in Atlantic City, New Jersey, voluntarily terminates his or her employment before the completion of five years of service or is terminated for cause (as defined in the SERP). The SERP also provides for immediate payment of benefits in the event of a change of control (as defined in the SERP) of New Claridge. The Participants in the SERP and the value of their units and their designated early retirement ages are set forth below:

     Age          Name of Participant      Unit Value          Early Retirement
     ---          -------------------      ----------          ----------------
     48           Robert Renneisen            $10,000               55
     38           Albert Britton              $ 6,000               55
     38           Raymond Spera               $ 6,000               55
     59           Peter Tiano                 $ 6,000               63


                     REPORT ON EXECUTIVE COMPENSATION

     This report is presented to describe the compensation policies applied by the Human Resources and Compensation Committee (the "Committee") of the Board of Directors with regard to the Corporation's executive officers, and the basis for the compensation of the Chief Executive Officer of the Corporation, for the year 1994. Robert Renneisen was Chief Executive Officer for 1994.

     In February of each year, the Committee reviews the compensation of each executive officer of the Corporation and New Claridge. This review includes salary for the prior two years and the management recommendation as to salary for the following year. It is the objective of the Committee in setting the base salary for the officers to attract and retain experienced, competent personnel. The Committee places particular emphasis on this objective because of the intense competition within the gaming industry for managerial employees. With this objective in mind, through 1992 the Committee had recommended increases in the base salaries of the executive officers of the Corporation and New Claridge so that their base salaries were at least within the lower range of base compensation paid by other casino companies in Atlantic City. The primary reason for targeting the lower range of other casino companies was to recognize the relatively smaller size of the Corporation in relation to its competitors. However, it is essential that the Corporation's officers be as competent as those of its competitors. Having previously set the base salaries of the executive officers at that level, the Committee anticipates that future adjustments in the base salary for those persons will generally be made only to reflect increases in the consumer price index and changes in industry compensation levels, and adjustments were made in base salaries in 1994 on this basis.

     Having established what the Committee believes to be the appropriate level for the base salary of the officers of the Corporation and its subsidiary, the Committee believes that any significant adjustment to the compensation of the officers should be in the form of bonuses, and the bonuses should be based largely upon the performance of the Corporation. For this purpose, the officers are entitled to bonuses on the basis of a bonus plan that compares the performance of the Corporation during the bonus year to a business plan established by the management of the Corporation for that year. The business plan upon which the bonus is based is developed by the management of the Corporation with the oversight of the Committee, which typically approves the business plan in December of each year. As previously indicated, bonuses are determined largely on the basis of performance as compared to the business plan so that in years, such as 1991, when the Corporation fails to achieve its profit plan, no bonuses are paid even if the reason for the failure to achieve the plan was largely beyond the control of the Corporation's management (such as occurred in 1991 with the Gulf War and the beginning of the economic downturn). Similarly, no bonuses were paid under the incentive plan for 1994, because the Corporation failed to achieve the business plan (which in part may be attributed to bad weather during the winter of 1993-1994).

     In addition to bonuses under the bonus plan, the Committee retains the discretion to pay the Corporation's senior officers bonuses that are different than what would otherwise be dictated by the bonus plan. For this purpose, the Committee, in addition to considering the performance of the Corporation against the business plan, also considers various qualitative factors including the success in retaining competent personnel, favorable relationships with the New Jersey Casino Control Commission, efforts and accomplishments in achieving the Corporation's long-term restructuring objectives, success in dealing with the various regulatory requirements and the New Jersey Casino Control Act, and efforts in exploring expansion opportunities.

     The Committee made its decision regarding the 1994 compensation of the Chief Executive Officer of the Corporation on the basis of the policies and objectives set forth above. Based on a review of the base salaries of chief executive officers of other casinos in Atlantic City, the Committee determined that at a base salary of $300,000, Mr. Renneisen would receive a base salary that could be considered comparable to the base salaries of chief executives of other Atlantic City casinos, but that was clearly at the low end of the range of such salaries. Mr. Renneisen did not receive a bonus for 1994 because the Corporation failed to achieve its business plan for 1994.

     During 1994, the Committee awarded 73,963 shares of stock and 27 Equity Units under the Corporation's Long-Term Management Incentive Plan (the "Plan") to certain key management employees. These shares and units had been forfeited by Mr. Bybee upon his resignation as Chief Executive Officer of the Corporation in July, 1993. Key management employees of the Corporation also received awards under the Plan in 1992. As described elsewhere in this Proxy Statement, the Plan provides for the vesting of Units granted to key management employees upon the achievement of certain long-term restructuring objectives of the Corporation and bases the timing and amount of payment with respect of those Units upon the value received upon achievement of those objectives. The Committee does not consider the grants made to the key management employees under the Plan in determining the base salary and bonus amounts for those employees because the Committee does not consider the Plan to provide current compensation to those employees. Instead, the Committee considers the Plan to be key to the

Committee's objective of retaining its top managerial employees while providing them with an added incentive to achieve the Corporation's long-term restructuring objectives by holding out the possibility of significant compensation if those objectives are achieved. The Committee believes that this Plan ties the long-term interests of these key management employee participants directly to the long-term interests of the Corporation's shareholders.

     As described above, certain key management employees of New Claridge were awarded units under the SERP. The SERP is designed to provide an inducement for those employees to provide outstanding future service. The SERP was established in conjunction with entering into new employment agreements with the key management employees who are Participants under the SERP. The new employment agreements eliminate certain compensation benefits that were available to those employees under the previously existing employment agreements upon their voluntary termination of service.

     The Corporation does not have a stock option plan.

                                             David W. Brenner, Chairman
                                             Mark H. Sayers
                                             Shannon L. Bybee
                                             A. Bruce Crawley
                                             James M. Montgomery

Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee are David W. Brenner, Chairman, Mark H. Sayers, Shannon L. Bybee, A. Bruce Crawley, and James M. Montgomery. There is no insider participation on the Compensation Committee, except that David W. Brenner is the Chairman of the Board of Directors of the Company, and there is no interlock between any Compensation Committee member or executive officer of the Corporation, on the one hand, and the compensation committees of other companies on the other hand.

Unavailability of Comparative Information

     The Corporation has not included in this Proxy Statement a chart comparing the performance of the price of its shares to the performance of the Standard & Poor's 500 Stock Index and an index of gaming industry stocks because there has not been, to the knowledge of the Corporation, any trading in the Corporation's shares since the private placement of the shares in 1983. In addition, the Corporation believes that the Corporation's shares do not have any value. However, as may be noted from the Corporation's financial statements, the shareholders' equity of the Corporation has increased significantly over the last several years. Under the terms of the Restructuring Agreement entered into by the Corporation in October, 1988, the Corporation is not permitted to make any payment to the shareholders of the Corporation, as such, until payment in full is made on the "Webb Payment" (which amounts to $20 million plus 15% interest per annum), with corresponding payments made to Releasing Investors as provided under the terms of the Restructuring Agreement. As a result of the requirement to make these payments, the Corporation believes, based on its estimate of the current value of the Claridge, that it is unlikely that any amounts will be available for distribution on its shares of common stock.

                                  VOTING

     Shareholders of record on the books of the Corporation at 4:00 P.M. E.D.T., April 21, 1995, will be entitled to vote at the meeting. The Corporation had outstanding on April 21, 1995, 5,062,500 shares of Common Stock, par value $.001 per share. Each share entitles the holder to one vote on each matter submitted to a vote at the meeting, and to cast one vote for or against each Director.

     The shares represented by proxies will be voted as directed in the proxies. In the absence of specific direction, the shares represented by the proxies will be voted FOR the election as Directors of the nominees named in this Proxy Statement and FOR approval of the appointment of KPMG Peat Marwick LLP as Auditors. In the event any nominee for Director is unable to serve, which is not now contemplated, the proxies may or may not be voted for a substitute nominee.

     Assuming the presence of a quorum, the affirmative vote of a majority of the shares of stock represented at the meeting is required for the election of Directors and approval of the appointment of Auditors.

     Set forth in the table below is information regarding the ownership of shares of the Corporation's common stock by directors and certain executive officers of the Corporation and/or New Claridge, and the directors and executive officers of the Corporation and/or New Claridge as a group:

                                                                                                             No. of     Percent of
     Name                                                  Title                                          Shares Owned     Class
     ----                                                  -----                                          ------------     -----
Robert M. Renneisen ....................      President and Chief Executive Officer                           73,962       1.50%
Albert T. Britton ......................      Executive Vice President/General Manager                        36,526        .72%
Raymond A. Spera .......................      Executive Vice President of Finance and Corporate Development   36,526        .72%
Peter F. Tiano .........................      Executive Vice President of Operations                          36,526        .72%
John T. Arnold .........................      Vice President of Casino Operations                              8,218        .16%
Directors and Officers as a Group .........................................................................  273,938       5.41%

     All of the shares shown in this table are owned by directors or executive officers of the Corporation and/or New Claridge under the Long-Term Incentive Plan described above. Shares of the common stock were granted under the Plan subject to certain vesting provisions, and as of the date hereof, 25% of such shares have vested. Recipients of such awards are permitted, however, to vote all shares granted to the recipients whether or not vesting has occurred.

                     --------------------------------

                           Shareholder Proposals

     Any shareholder proposal intended to be presented at the 1996 annual meeting of the Corporation's shareholders must be received at the principal executive offices of the Corporation, Indiana Avenue and the Boardwalk, Atlantic City, New Jersey 08401, by December 26, 1995, in order to be considered for inclusion in the Corporation's proxy materials relating to that meeting.

                     --------------------------------

     As of the date of this Proxy Statement, management knows of no matters to be brought before the meeting other than the matters referred to in this Proxy Statement. If, however, further business is presented, the proxy holders will act in accordance with their best judgment.

                                             By order of the Board of Directors



                                             Frank A. Bellis, Jr.
                                             Secretary

April 28, 1995

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PROXY                                                                  PROXY
 The Claridge Hotel and Casino Corporation
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Annual Meeting of Shareholders June 5, 1995

  The undersigned hereby appoints David W. Brenner and Robert M. Renneisen, and each of them, the proxies of the undersigned with full power of substitution of each of them, to vote all shares of The Claridge Hotel and Casino Corporation (the "Corporation") which the undersigned is entitled to vote at the Annual Meeting of the Shareholders of the Corporation to be held at The Claridge Hotel and Casino, Indiana Avenue and the Boardwalk, Atlantic City, New Jersey, on June 5, 1995 at 10:00 a.m. and any adjournment thereof.

  Unless otherwise specified in the squares provided, the undersigned's vote will be FOR each candidate for Board of Directors and FOR Item 2, and in the discretion of the proxies, on such other matters as may properly be brought before the meeting.

1. To elect the following nine candidates to the Board of Directors:

                                                   FOR       WITHHOLD
        David W. Brenner                           / /          / /
        Shannon L. Bybee                           / /          / /
        A. Bruce Crawley                           / /          / /
        Ned P. Dewitt*                             / /          / /
        Donald G. Drapkin*                         / /          / /
        James M. Montgomery                        / /          / /
        James W. O'Brien                           / /          / /
        Robert M. Renneisen                        / /          / /
        Mark H. Sayers                             / /          / /
        *Pending Casino Control Commission Approval

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
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2. To approve the appointment by the Corporation's Board of Directors of KPMG
   Peat Marwick, independent certified public accountants, as auditors for the year 1995.

          FOR / /    AGAINST / /    ABSTAIN / /


                                    ------------------------------------------
                                           (Signature of shareholder)

                                    ------------------------------------------
                                      (Signature of joint owner, if any)

                                    Date________________________________, 1995
                                    Please sign exactly as your name appears on the label. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.


        PLEASE SIGN AND RETURN AS SOON AS POSSIBLE IN ENCLOSED ENVELOPE.
                            NO POSTAGE IS REQUIRED.

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